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                                                                 Exhibit (l)(13)

                              PURCHASE AGREEMENT
                              ------------------



      Northern Funds (the "Trust"), a Massachusetts business trust, and Martin
C. Gawne hereby agree as follows:

      1. The Trust hereby offers Martin C. Gawne, and Martin C. Gawne hereby purchases, one share of the Trust's MarketPower Fund (the "Share") at $10 per Share. The Trust hereby acknowledges receipt from Martin C. Gawne of funds in full payment for the foregoing Share.

      2. Martin C. Gawne represents and warrants to the Trust that the foregoing Share is being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of ________________ __, 2000.


                                     NORTHERN FUNDS


                                     By: _____________________________



                                     MARTIN C. GAWNE


                                     _________________________________